Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Realty Income Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c) and (f)(1)	109,728,000	(1)	N/A	$5,873,040,000.00	(2)	0.0001476	0	$866,860.70
Fees to Be Paid	Equity	6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	457(c) and (f)(1)	6,900,000	(3)	N/A	$160,563,000.00	(4)	0.0001476	0	$23,699.10

Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A	N/A				N/A
	Total Offering Amounts						$6,033,603,000.00				$890,559.80
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$890,559.80

(1)	Represents the estimated maximum number of shares of common stock, par value $0.01 per share, of Realty Income Corporation (“Realty Income” and such shares, the “Realty Income common stock”) issuable pursuant to the merger described in the proxy statement/prospectus that forms a part of the accompanying registration statement (the “Merger”). The number of shares of Realty Income common stock being registered is based on the product of (x) the sum of (i) 141,331,218 shares of common stock, par value $0.05 per share, of Spirit Realty Capital, Inc. (“Spirit” and such shares, the “Spirit common stock”) issued and outstanding as of November 28, 2023, including approximately 206,817 shares of Spirit common stock underlying Spirit restricted stock awards, (ii) 1,971,896 shares of Spirit common stock, representing the approximate maximum number of shares underlying Spirit performance share awards (assuming maximum performance) and (iii) 142,175 shares of Spirit common stock, representing the approximate maximum number of shares underlying other Spirit equity awards that may be exchangeable in connection with the Merger (calculated, as applicable, using the average of the high and low prices for shares of Spirit common stock on November 24, 2023 ($40.79 per share)), (i), (ii) and (iii), rounded up to the nearest million, collectively equaling 144,000,000, multiplied by (y) the exchange ratio of 0.762 shares of Realty Income common stock for each share of Spirit common stock.
(2)	The maximum aggregate offering price is calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of Spirit common stock as reported on the New York Stock Exchange on November 24, 2023 ($40.79 per share), multiplied by the estimated maximum number of shares of Spirit common stock, rounded up to the nearest million (144,000,000), that may be exchanged or converted for shares of the Realty Income common stock being registered.
(3)	The number of shares of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Realty Income (such shares, the “Realty Income Series A preferred stock”) being registered is based upon the number of shares of 6.000% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of Spirit (such shares, the “Spirit Series A preferred stock”), amounting to 6,900,000 issued and outstanding as of November 28, 2023, for which shares of Realty Income Series A preferred stock are to be exchanged on a one-to-one basis in connection with the Merger.
(4)	The maximum aggregate offering price is calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low prices for shares of Spirit Series A preferred stock as reported on the New York Stock Exchange on November 24, 2023 ($23.27 per share), multiplied by the maximum number of shares of Spirit Series A preferred stock (6,900,000) that may be exchanged for shares of the Realty Income Series A preferred stock being registered.